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FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:     January 31, 2005
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(h) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
(Print or Type Responses)
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1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
  Coors       John              K.          COORSTEK, Inc. (CRTK)                         X  Director          X  10% Owner
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 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for        X  Officer (give        Other (specify
                                           Number of Reporting       Month/Day/Year      --- title below)     ---         below)
                                           Person, if an entity
 16000 Table Mountain Parkway              (Voluntary)               December 22, 2002           President
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                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Day/Year)     X  Form filed by One Reporting Person
 Golden     Colorado          80403                                                      ---
-----------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security  2.Trans-  2A.Deemed    3.Transaction 4.Securities Acquired (A)      5.Amount of       6.Ownership  7.Nature of
  (Instr. 3)           action     Execu-      Code          or Disposed of (D)             Securities        Form:        Indirect
                       Date       tion Date   (Instr. 8)    (Instr. 3, 4 and 5)            Beneficially      Direct       Beneficial
                                  (if any)  ---------------------------------------------  Owned Follow-     (D) or       Ownership
                       (Month/    (Month/                                                  ing Reported      Indirect     (Instr. 4)
                       Day/       Day/        Code     V      Amount  (A) or    Price      Transaction(s)    (I)
                       Year)      Year)                               (D)                 (Instr. 3 and 4)   (Instr. 4)
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 Common Stock         12/22/02                J (1)           681,753  A         (2)       1,113,435 (3)         I          (3)
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                                                                                              12,975 (4)         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                              (Over)
                                                                                                                    SEC 1474 (10-02)

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   3A. Deemed   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount
   Security                sion or       action       Execu-      action       Derivative         cisable and     of Underlying
   (Instr. 3)              Exercise      Date         tion        Code         Securities         Expiration      Securities
                           Price of                   Date,       (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)
                           Deriv-        (Month/      if any                   Disposed of (D)    (Month/Day/
                           ative         Day/                                  (Instr. 3, 4,      Year)
                           Security      Year)        (Month/                  and 5)
                                                      Day/     --------------------------------------------------------------------
                                                      Year)                                    Date     Expira-           Amount or
                                                                 Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                               cisable  Date              Shares
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FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  8. Price         9. Number of         10. Ownership         11. Nature of
   Security                of               Derivative            Form of               Indirect
   (Instr. 3)              Deriv-           Securities            Derivative            Beneficial
                           ative            Beneficially          Security:             Ownership
                           Security         Owned Follow-         Direct (D) or         (Instr. 4)
                           (Insr. 5)        ing Reported          Indirect (I)
                                            Transaction(s)        (Instr. 4)
                                            (Instr. 4
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Explanation of Responses:
(1)The transfer of securities is from a trust, in which the filing person has no beneficial ownership within the meaning of
   Rule 16a-1(a)(1), to a limited liability company, in which the filing person may be deemed to have beneficial ownership.
(2)Consideration in exchange for common stock of issuer upon contribution to the limited liability company consisted solely of membership interests in such limited liability company.
(3)Represents 431,663 shares of common stock held by a trust for which the filing person serves as one of five trustees;
   681,753 shares of common stock held by a limited liability company of which the filing person is a manager; and 19 shares of common stock held by the filing person through a Section 401(k) plan.  The 19 shares, which were exempt from reporting pursuant to Section 16b-3(c) and Section 16a-3(f)(1)(i)(B), were acquired through the spinoff from ACX Technologies and have been inadvertently omitted since that time from the indirect ownership total reportable under Table I, Section 5.
(4)The directly owned common stock holdings reflected in Table I, Section 5 of this form include 1,509 shares purchased through the CoorsTek, Inc.'s Employee Stock Purchase Plan, which satisfies the exemption requirements of Rule 16b-3.



                                                                                    /s/ JENNINGS J. NEWCOM                 12/24/02
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Reminder: Report on a separate line for each class of securities beneficially       Jennings J. Newcom                      Date
          owned directly or indirectly                                              Attorney-in-Fact
        * If the form is filed by more than one reporting person, see
          Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2